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                                                                    EXHIBIT 16.1

May 21, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read the paragraphs of Item 4 included in the Form 8-K dated May 21, 2002 of Dura Automotive Systems, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
------------------------------
Arthur Andersen LLP


cc: Mr. David R. Bovee, Vice President Finance and CFO, Dura Automotive Systems, Inc.